As filed with the Securities and Exchange Commission on December 14, 1999
                                                   Registration No. 333-86741
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                 -----------------------------------------------


                  The Publishing Company of North America, Inc.
                  ---------------------------------------------
             (Exact name of registrant as specified in its charter)

          Florida                                            59-3203301
-------------------------------                          ------------------
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                          Identification No.)


                 186 P.C.N.A. Parkway, Lake Helen, Florida 32744
                 -----------------------------------------------
                    (Address of Principal Executive Offices)


                           Peter S. Balise, President
                  The Publishing Company of North America, Inc.
                              186 P.C.N.A. Parkway
                              Lake Helen, FL 32744
                                 (904) 228-1000
            ---------------------------------------------------------
            (Name, address, and telephone number of agent of service)


                Please send a copy of all communication also to:
                             Michael D. Harris, Esq.
                              Michael Harris, P.A.
                   1645 Palm Beach Lakes Boulevard, Suite 550
                         West Palm Beach, Florida 33401
                                 (561) 478-7077
            ---------------------------------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALES TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________________

         If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

================================================================================

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The registrant hereby amends this registration statement pursuant to Rule 429 on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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                                       ii

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECUTITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                              SUBJECT TO COMPLETION
              PRELIMINARY PROSPECTUS DATED ______________ __, 1999

PROSPECTUS

                         225,000 SHARES OF COMMON STOCK


                  THE PUBLISHING COMPANY OF NORTH AMERICA, INC.

INVESTING IN THE COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

This prospectus relates to the public offering of up to 225,000 shares of our common stock. We are not selling any of these shares and will not receive any of the proceeds from the sale of the shares. The prices at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The date of this prospectus is _________________



                  The Publishing Company of North America, Inc.
                              186 P.C.N.A. Parkway
                              Lake Helen, FL 32744

         YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF COMMON STOCK.



                                TABLE OF CONTENTS

Risk Factors .....................................................   3

Forward-Looking Statements .......................................   8

Summary of Our Business ..........................................   8

Where You Can Find More Information ..............................  11

Selling Stockholder ..............................................  12

Plan of Distribution .............................................  12

Legal Matters ....................................................  13

Experts ..........................................................  13

                                  RISK FACTORS

         Investing in our common stock involves a high degree of risk. You should not purchase our common stock unless you can afford a complete loss of your investment. You should consider the following risks as well as the information contained in the reports and proxy statement that are incorporated in this prospectus.

RISKS RELATING TO OUR BUSINESS

IF WE CANNOT EFFECTIVELY MANAGE OUR GROWTH, WE MAY INCUR OPERATING LOSSES

         We recently launched our new Internet business. If our Internet business grows, this growth may place a further strain on our administrative, operational and financial resources and we may again lose money. We have limited management depth, and if we grow substantially in the future, we may not be able to hire the necessary senior and middle management personnel necessary to implement our programs. Following the closing of our initial public offering in the Spring of 1996, our print business grew. However, we encountered operational difficulties and sustained operating losses for a long period of time.

IF WE SUFFER MATERIAL LOSSES IN THE FUTURE OUR STOCK MAY BE DELISTED FROM NASDAQ

         Our stock currently meets Nasdaq listing requirements. If we sustain material losses in the future, there can be no assurance that our stock will meet the criteria for continued listing. If we are unable to satisfy Nasdaq's listing requirements, our stock may be delisted from Nasdaq, reducing our liquidity and our stock price.

BECAUSE WE DEPEND UPON THIRD PARTIES IN BOTH OUR PRINT AND INTERNET BUSINESSES, THEIR FAILURE TO TIMELY AND RELIABLY PROVIDE SERVICES TO US MAY RESULT IN THE LOSS OF REVENUES

         In our print directory business, we subcontract all of the printing of our bar and medical association directories to independent printing companies. If printers delay the delivery of directories, this could have the consequence of causing bar and medical associations, for which we are late in delivering directories, to terminate their agreements with us or of causing advertisers to cancel their media agreements with us and request refunds of prepaid fees. Advertisers who are affected by delays in the delivery of directories, may also decline future print and Internet advertising opportunities with us.

         Our Internet business is similarly dependent upon third parties to provide all of the content and host and maintain our websites. To the extent that any or all of these third parties fail to meet their obligations to us, existing and prospective advertisers may lose confidence in our ability to attract and maintain a consistent Internet presence. Also, users of our websites would likely not visit our websites. This in turn will reduce our future online revenues.

WE WILL FACE INTENSE COMPETITION IN ALL ASPECTS OF OUR BUSINESS WHICH MAY RESULT IN FUTURE OPERATING LOSSES

         WE FACE COMPETITION FOR CONTRACTS FOR PRINT DIRECTORIES
         In competing for print directory contracts, we compete with a number of other publishers of bar membership directories, including Legal Directories Publishing Company, a publisher of state bar directories, and Martindale Hubbell which publishes what is considered to be the premier legal directory. Martindale-Hubbell is a well recognized name to lawyers which gives it an important competitive advantage. If we cannot compete effectively, we may suffer a significant decline in our print directory business in the future.

         OUR NEW ONLINE BUSINESS FACES INTENSE COMPETITION
         In our new online business, we face enormous competition from Internet companies, a few of which are oriented towards the legal market. These competitors are spending substantial sums advertising their websites and developing a brand-name recognition. These companies also have significant other competitive advantages including management depth. Because of our lack of significant assets, we may not be able to compete effectively in our online business. There are low barriers to entry, and competitors can launch new websites at a relatively low cost. We believe that our ability to compete online will be affected, among other factors, by our ability to:

         o develop and maintain a sufficiently large base of legal professionals and others who regularly visit our websites;
         o develop regular visitors to our websites based upon the features we offer, including attractive e-commerce products and services; and
         o provide visitors to America's Legal Superstore with incentives to order goods and services online and participate in e-commerce transactions.

Please see the risk factors beginning at the bottom of page 4 which describe the hurdles our Internet business faces.

IF OUR CHIEF EXECUTIVE OFFICER IS NOT AVAILABLE, WE MAY LOSE PRINT DIRECTORY BUSINESS AND BE UNABLE TO ATTRACT FUTURE BUSINESS

         We rely heavily upon Mr. Peter S. Balise, our chief executive officer, in attracting and maintaining print directory agreements with bar and medical associations. If Mr. Balise resigns or is otherwise unavailable, we may be unable to renew existing directory agreements and attract new agreements with bar and medical associations. We believe Mr. Balise's relationships with bar association professionals are an important advantage and that it would be difficult and expensive to replace him.

IF WE, OR OUR VENDORS, ARE NOT YEAR 2000 COMPLIANT, OUR BUSINESS MAY BE DISRUPTED RESULTING IN A LOSS OF REVENUES AND OUR INCURRING SIGNIFICANT LOSSES

         We are dependent, to a substantial degree, upon the proper functioning of our computer hardware, software and other information technology systems, and on the proper functioning of the systems of our suppliers and service providers. A failure of these systems to correctly recognize dates beyond December 31, 1999, could materially disrupt our operations, delay the delivery of directories and prevent persons from using our websites. Disruptions or, in the worst case scenario, a complete failure of all of our services, also may arise as a result of us or third parties not being Year 2000 compliant. Any malfunction in our information technology systems, or those of our suppliers or third parties, could result in a loss of revenues and our incurring significant losses.

RISKS RELATED TO THE INTERNET

OUR LIMITED FINANCIAL RESOURCES MAY PREVENT US FROM ATTRACTING ENOUGH USERS OF OUR WEBSITES RESULTING IN LIMITED REVENUES FROM THE INTERNET

         We are currently witnessing a period in which well capitalized business are spending enormous sums advertising their websites. We have limited resources and cannot incur any significant expenses in advertising our websites. For this reason, we may not be successful in generating substantial revenues from our websites.

BECAUSE WE HAVE LIMITED INTERNET EXPERIENCE AND OUR INTERNET MODEL IS UNPROVEN, OUR INTERNET BUSINESS MAY NOT BE SUCCESSFUL

         We recently launched our Internet business. To date, we have generated limited revenues. Our current Internet business model, which is based on bar associations encouraging members to use our websites, is unproven. Because of our lack of experience and financial strength, we may not attract enough legal professionals and others to our websites to make them attractive to advertisers and product vendors. Accordingly, our Internet business may not be successful.

IF WE ARE NOT SUCCESSFUL IN INCREASING BRAND AWARENESS AMONG MEMBERS OF THE LEGAL COMMUNITY AND INCREASING VISITS TO OUR WEBSITES, OUR INTERNET BUSINESS WILL NOT BE SUCCESSFUL

         The future success of our Internet business will depend, in part, upon our ability to increase our brand awareness. In order to build brand awareness and increase usage of our websites, we must succeed in our marketing efforts and provide high-quality services and continue to add content, products and services that satisfy the needs of the legal community and others. Our ability to increase advertising and produce revenues from our websites will depend in part on the success of this marketing campaign. If our marketing efforts are unsuccessful and we cannot increase our brand awareness, our Internet business will not be successful.

IF THE INTERNET BECOMES AN UNRELIABLE MEANS FOR PROVIDING PRODUCTS AND SERVICES, OUR ONLINE REVENUES WILL BE REDUCED

         Because of Internet growth, the Internet infrastructure may not be able to meet the demands placed upon it and reliability may decline. In addition, our present and any future websites may experience interruptions in service as a result of outages or other delays. Any of these factors could reduce the use of our websites significantly, which would reduce our future online revenues.

IF ADVERTISERS WHICH ADVERTISE IN OUR PRINT DIRECTORIES DO NOT ACCEPT THE INTERNET AS AN ADVERTISING MEDIUM, OUR ABILITY TO GENERATE REVENUES FROM THE INTERNET MAY BE LIMITED

         The success of our websites partly depends upon the willingness of advertisers in our print directories to advertise online. Many of these advertisers have little or no experience using the Internet for advertising purposes. These businesses may find advertising on the Internet to be less effective for promoting their products and services relative to traditional advertising media. As a result, our future Internet revenues may be limited.

IF WE ARE NOT SUCCESSFUL IN COMPETING FOR INTERNET ADVERTISERS, OUR INTERNET BUSINESS WILL NOT BE SUCCESSFUL

         All of our Internet revenues have come from the sale of advertising. We compete for a share of the advertising budget of those advertisers seeking to reach the legal community, including websites operated by direct and indirect competitors, traditional print media, and radio and television stations. If we cannot assure advertisers that their advertising results in meaningful business to them, we will not be successful in this aspect of our business.

IF THE THIRD PARTIES WE RELY UPON FOR E-COMMERCE TRANSACTIONS ARE UNABLE TO GENERATE SIGNIFICANT SALES FROM E-COMMERCE TRANSACTIONS, THE ROYALTIES PAID TO US WILL BE LIMITED

         Because the goods and services we are offering and intend to offer through others on the Internet are available elsewhere, both on the Internet and through conventional retail outlets, we may not be successful in the e-commerce market. Because we receive limited royalties or commissions from our e-commerce programs, the third parties must achieve very high sales for us to recognize meaningful revenues.

WE MAY BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATION AND LEGAL
UNCERTAINTIES

         There are an increasing number of laws and regulations pertaining to the Internet, and additional laws and regulations may be enacted in the future. These laws and regulations may relate to liability for information retrieved from or transmitted over the Internet, online content, user privacy, taxation and the quality of products and services. Moreover, the applicability to the Internet of existing laws governing intellectual property ownership, copyright, trademark, trade secret, obscenity, libel, gambling, employment, privacy and other issues is uncertain and developing. Any new law or regulation relating to the Internet or the application or interpretation of existing laws, could decrease the demand for the Internet as a vehicle for information and commerce and could increase the cost of our conducting business and otherwise impair our ability to generate revenues or derive profits from the Internet.

WE DEPEND ON THE CONTINUED GROWTH IN USE AND EFFICIENT OPERATION OF THE INTERNET

         The Internet-based information market is new and rapidly evolving. Our ability to implement our Internet strategy would be materially adversely affected if Internet usage does not continue to grow or grows more slowly than anticipated. Internet usage may be inhibited for a number of reasons, including:

                  o     inadequate network infrastructure;
                  o     security concerns;
                  o     inconsistent quality of service, and
                  o unavailability of cost-effective, high-speed access to the Internet.

OUR WEBSITES ARE VULNERABLE TO SECURITY BREACHES AND SIMILAR THREATS WHICH COULD RESULT IN OUR LIABILITY FOR DAMAGES AND HARM TO OUR REPUTATION

         Despite the implementation of network security measures by third parties operating our websites, our websites are vulnerable to computer viruses, break-ins and similar disruptive problems caused by Internet users. These occurrences could result in our liability for damages, and our reputation could suffer. The circumvention of our security measures may result in the misappropriation of such proprietary information as credit card and social security numbers. Any such security breach could lead to interruptions and delays and the cessation of service to our customers and could result in a decline in revenues.

RISK RELATING TO OUR COMMON STOCK

WE ARE CONTROLLED BY OUR CHIEF EXECUTIVE OFFICER, WHICH MEANS HE MAY STOP A THIRD PARTY FROM ACQUIRING US EVEN IF IT IS IN THE BEST INTERESTS OF OUR STOCKHOLDERS AND AS A RESULT HIS CONTROL MAY REDUCE THE PRICE OF OUR COMMON STOCK

         Mr. Peter S. Balise, president and chairman of our board of directors, owns approximately 42% of our outstanding common stock. As a practical matter, he will have sufficient voting power to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of substantially all of our assets. The concentration of ownership of our common stock could delay or prevent a proxy contest, merger, tender offer or purchases of our common stock that could give our stockholders the opportunity to realize a premium over the then-prevailing market price for our common stock. This may have the effect of decreasing the market price of our common stock.

OUR COMMON STOCK PRICE MAY BE HIGHLY VOLATILE AND INVESTORS MAY NOT BE ABLE TO SELL THEIR STOCK AT OR ABOVE CURRENT MARKET PRICES

         At times this year, the market price of our common stock has been highly volatile. At the same time, the stock market in general, and the market for Internet-related technology companies in particular, has been highly volatile. If, as a result of our new Internet business, we are perceived as an Internet company, our common stock price may become more volatile in the future. Investors may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to such volatility. We cannot assure you that our common stock will trade at the same levels as other Internet stocks, or that Internet stocks in general, will sustain their current market prices.

         Factors that could cause our common stock price to be volatile may include:

         o    actual or anticipated variations in quarterly operating results,
         o    announcements of results concerning our new Internet business,
         o    new products or services,
         o    changes in financial estimates by securities analysts,
         o    changes in conditions or trends on the Internet industry,
         o    changes in the market valuations of Internet companies,
         o changes in how the market perceives us and how it perceives the nature of our business,
         o    announcements by us or competitors of significant acquisitions,
         o    strategic partnerships or joint ventures,
         o    additions or departures of key personnel, and
         o    sales of common stock.

         Many of these factors are beyond our control. These factors may reduce the market price of our common stock, regardless of our operating performance.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements that address matters that include our expectations with regard to our print directory business, our Internet business and our compliance with the Year 2000. In addition to these statements, trend analysis and other information including words such as "seek", "anticipate", "believe", "plan", "estimate", "expect", "intend" and other similar expressions are forward-looking statements. These statements may be found in the section of this prospectus entitled "Risk Factors". We anticipate that some or all of the results will not occur because of various factors including, but not limited to all of the risks discussed in "Risk Factors."

                             SUMMARY OF OUR BUSINESS

         We are a leading publisher of official bar association membership directories. We also publish membership directories for medical associations. Over approximately the last year, we have intentionally reduced the number of directories we publish in order to achieve profitability from our traditional publishing business. We believe that the publications of bar association membership directories has limited growth opportunities.

         At the same time, the Internet has opened a new opportunity for us to provide information, sell advertising and offer goods and services to the legal community and others.

         In 1999, we launched our Internet strategy featuring three websites consisting of a legal portal, an online directory of experts and vendors selling products and services to the legal community and an e-commerce store. We believe the growing acceptance of the Internet creates a potential business opportunity; we also believe we can leverage upon our relationships with bar associations, our print directory clients and others to promote our online websites.

         We have been publishing official bar association membership directories since 1994. We publish these directories for state bar associations, city bar associations and county bar associations. Since 1995 we have also been the official publisher of the National Association of Bar Executives membership directory. The National Association is the official trade association for executives of bar associations. Among the bar associations for which we publish membership directories:


o   Foundation of the State Bar of        o   Maricopa County Bar Association
    California                                (Phoenix, Arizona)
o   Ohio State Bar Association            o   Atlanta Bar Association
o   Rhode Island Bar Association          o   Orange County Bar Association (CA)
o   North Carolina Bar Association        o   King County Bar Association
                                              (Seattle, WA)
o   New Hampshire Bar Association         o   Hennepin County Bar Association
                                              (Minneapolis, MN)

         We generate revenues primarily from the sale of advertising in membership directories. Our traditional model for print directories was to distribute them free to all members of bar or medical associations. Under our free program, we are required to print directories for each association member; this maximizes printing expenses. In the Spring of 1998, we implemented a new method of distributing our membership directories to bar associations which we call our directory participation program. Under

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
our directory participation program, we offer participating bar associations the opportunity to share revenue with us from the sale of directories to members. This program results in reducing circulation because not all members purchase the membership directories while at the same time reducing printing costs. Ultimately, we anticipate advertising revenues may be less under this program. However, due to a variety of factors affecting future advertising sales, it will not be practicable to quantify the impact this program will have on future advertising revenues. Presently, approximately half of the membership directories we publish are for associations which have elected the directory participation program.

         At the beginning of 1999, all of our print directory operations began to be conducted through our wholly-owned subsidiary, PCNA Communications Corporation, which we organized in the fourth quarter of 1998. PCNA Communications also has been conducting operations of America's Legal Superstore, our online e-commerce business which we launched on August 3, 1999 and our online vendor directory business which we launched on September 9, 1999. We intend to transfer all of the online assets to Attorneys.com, Inc., another wholly-owned subsidiary which we organized in the first quarter of 1999.

         Our president and chief executive officer is concentrating the great majority of his time on expanding our new Internet business. He recently spearheaded the negotiations through which Attorneys.com, Inc., which was previously known as Attorneys Online, Inc., purchased the rights to the Internet address, Attorneys.com. With this new name, we plan to begin to evaluate different marketing strategies for Internet operations. To date, we have spent only a limited amount of money in marketing and advertising our new websites. Our primary marketing to date has consisted of seeking to work with bar associations in order to encourage their members to visit our websites. This program, which we call our association alliance program, involves our sharing a portion of the revenues we will generate from e-commerce as a result of purchases by a participating association's members. To date bar associations that have joined our association alliance program include the state bars of Massachusetts, Connecticut, Delaware, Virginia and Montana.

         However, we recognize that significant sums of money are currently being spent by well-capitalized public and privately-held companies marketing their websites. We do not have significant capital for marketing and advertising our websites. Our association alliance program may not be successful in competing with the better funded companies marketing their e-commerce websites. We are engaged in discussions with investment bankers relating to providing financing to permit Attorneys.com to advertise and market its websites in order to gain market share. We do not know if these negotiations will be fruitful and if we will ultimately have sufficient capital for these purposes.

         In connection with our acquisition of the Internet address Attorneys.com, we issued the sellers four-year non-interest bearing promissory notes in the total amount of $100,000. We also issued to the sellers warrants to purchase 100,000 shares of Attorneys.com common stock exercisable for four years at $2.25 per share. In the event that at the time of an initial public offering of Attorneys.com, it has more than 15,000,000 shares of common stock outstanding, the warrants will be adjusted to permit the holders to purchase more shares. If we are able to effect an initial public offering for Attorneys.com, the sellers have the option to either exercise the warrants or have the notes paid. If the notes are pre-paid, the amount of the note payments will range from $25,000 if paid prior to October 28, 2,000 or $100,000 if paid after October 28, 2002. If on the due date of the notes of October 28, 2003, the notes have not been paid, we may extend the due date for an additional nine years in which case the notes increase to $500,000, payable $50,000 per year.

         During 1999, we have created three new websites designed to serve members of the legal community and others seeking legal information. We introduced the first website, www.lawlinks.com, at the American Bar Association annual convention on August 3, 1999. This website is designed to be a

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

portal or an entrance into the Internet. This website consists primarily of a variety of legal information useful to lawyers as well as members of the general public. Photobooks, Inc.compiles the information on this website from information contained elsewhere on the Internet. This information may be viewed on lawlinks.com or through links to the other websites. There are also direct links to our other two websites as well as to the Martindale-Hubbell Lawyer Locator and FindLaw, a leading Internet legal research service. There is also a link to Emplawyernet.com, on online legal search firm containing listings of available law jobs. In November 1999, we added a travel agency feature to lawlinks.com. This feature is operated by Travelocity, a leading Internet provider of travel services. For all airline tickets, cruises, hotels, rental cars and other travel services purchased, we will receive a small royalty from Travelocity. Additionally, lawlinks.com has a link to amazon.com, a leading online seller of books and other merchandise. Commencing in 2000, we intend to add to lawlinks.com two new features. The first feature consists of a link to an attorney referral service in order to enable persons seeking an attorney to locate one. Additionally, we intend to launch a free legal advice section of this website providing information for the public in easy-to-understand language concerning a wide variety of legal subjects including personal injury law, criminal law, family law, employment law, real estate law and litigation issues.

         We launched our second website located at www.lawmiles.com also on August 3, 1999. This website features our online shopping mall which we call America's Legal Superstore. This website is actually operated by Value America, Inc. Except for identifying our brandname and the links to our other websites, this website is identical to Value America's website. Persons purchasing merchandise from lawmiles.com also receive law miles which are redeemable for frequent flyer miles on major airlines, discounts on hotels or car rentals, or an up to 2% cash refund. As an affiliate program, we receive a commission from Value America based upon Value America's sales through our website. To date, we have generated only nominal revenues.

         Our third website is www.thelegalsource.com, which is our online vendor directory. We launched this website on September 9, 1999. This website is a comprehensive online directory which features experts and product and service providers to the legal community. It is searchable on either a statewide or local area basis and by category. This website features pull-down menus which permit the user to easily locate the type of expert, product or service desired.

         We generate revenues on this website from the sale of listings to advertisers. We began selling online listings in May 1999 and recognized $280,000 of revenues in the third-quarter. Primarily because of the shorter time available for selling online advertising, we estimate that Internet revenues from the sale of listings will be less than one-half of the third-quarter's Internet revenues. Also, we have been selling Internet listings for the www.legalsource.com as part of a package consisting of advertising for our print membership directories and online Internet listings; however, during the third-quarter, we also had sales staff dedicated to selling Internet listings only.

         In 2000, we intend to begin selling banner advertising for our websites in order to generate additional revenues. However, as a practical matter, until we can demonstrate that there is a substantial number of visitors to our websites, we will not be successful in achieving significant revenues from banner advertisements.

         Furthermore, in 2000, we may expand the business of Attorneys.com beyond the Internet by setting up a telephone-based attorney referral service. We believe there are a great number of attorneys in various locations throughout the United States who are either currently publicly advertising their services or considering doing so who might be willing to pool their resources and share costs with other attorneys located in their community who have similar specialties. This kind of referral service

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

essentially operates on a rotating basis in which each participant shares in referrals equally and each participant shares in the cost of advertising. It would generate revenues from the sale of listings to these attorneys, and we would be required to pay for the local advertising and the cost of operating the referral service, including telecommunications costs and administrative costs.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public conference rooms. Our SEC filings are also available on the SEC's Internet site at www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Later information we file with the SEC will update and modify this information. We are incorporating by reference the documents listed below and any future filings made with the SEC under the Securities Exchange Act of 1934 until the warrant holder completes its offering of 225,000 shares of common stock.

o        Our annual report on Form 10-KSB for the year ended December 31, 1998.

o Our quarterly reports on Form 10-QSB for the quarters ended March 31, June 30 and September 30, 1999.

o        Our Proxy Statement for our annual meeting of stockholders held on May
         24, 1999.

o The description of our common stock contained in our registration statement on Form 8-A, filed in 1996.

o All other reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         James M. Koller, CFO
         The Publishing Company of North America, Inc.
         186 PCNA Parkway
         Lake Helen, FL  32744
         (904) 228-1000

                               SELLING STOCKHOLDER

         The 225,000 shares of common stock are being offered for sale by InterWest Associates. Ajay Anand, a partner of InterWest, is a beneficial owner and has the power to sell the shares. InterWest Associates is currently providing financial public relations services for us under an agreement entered into on July 8, 1999. We are paying InterWest Associates a fee over the 12 month period of the agreement at a rate of $6,000 for the first month, $5,000 for each of the next two months and $3,000 per month for the remaining nine months. We have had no other relationship with InterWest Associates in the past. InterWest Associates has advised us that it does not own any of our securities except for warrants we issued to it permitting it to purchase from us 225,000 shares of our common stock. It intends to offer for sale all 225,000 shares of common stock.

         The 225,000 shares of common stock may be purchased from us on the terms and subject to the conditions contained in the table below:


       No. of          Exercise       Lock-up on
      Warrants         Price          Sales Until              Expiration Date
      --------------------------------------------------------------------------
       25,000          $1.6875        N/A                      January 7, 2001
       25,000          $2.50          N/A                      February 7, 2001
       25,000          $3.00          N/A                      March 7, 2001
       16,667          $3.50          N/A                      April 7, 2001
       16,667          $4.00          N/A                      May 7, 2001
       16,667          $4.50          N/A                      June 7, 2001
       16,667          $5.00          January 8, 2000          July 7, 2001
       16,667          $5.50          February 8, 2000         August 7, 2001
       16,667          $6.00          March 8, 2000            September 7, 2001
       16,667          $6.50          April 8, 2000            October 7, 2001
       16,667          $7.00          May 8, 2000              November 7, 2001
       16,664          $7.50          June 8, 2000             December 7, 2001



The lock-up on sales means that even if the warrants are exercised, the shares of common stock may not be sold until the applicable dates.


                              PLAN OF DISTRIBUTION

         The shares covered by this prospectus may be offered and sold at any time by the selling stockholder subject to the lock-ups described above. The selling stockholder will act independently in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may sell the shares being offered on the Nasdaq SmallCap Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, at varying prices or at negotiated prices.

         Broker-dealers may receive compensation in the form of commissions, discounts or concessions from the selling stockholders in amounts to be negotiated in connection with sales. These brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. In this case, any commissions, discounts or concessions received by broker-dealers and any profit on the resale of the shares sold by them may be deemed to be underwriting compensation under the Securities Act. Compensation to be received by any broker-dealers and retained by the selling stockholders in excess of usual and customary commissions will, to the extent required, be set forth in a supplement to this prospectus.

         We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of the shares of common stock offered in the market and to the activities of the selling stockholder and its affiliates. In addition, we will make copies of this prospectus available to the selling stockholder and have informed it of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares of common stock. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

         Michael Harris, P.A., West Palm Beach, Florida, will pass upon the validity of the shares of common stock being offered with this prospectus.


                                     EXPERTS

         The consolidated financial statements of The Publishing Company of North America, Inc. and subsidiaries appearing in The Publishing Company of North America, Inc. and subsidiaries' Annual Report (Form 10-KSB) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of the firm as experts in accounting and auditing.

================================================================================





                                                     225,000 SHARES

                                                THE PUBLISHING COMPANY OF
                                                   NORTH AMERICA, INC.

                                                      COMMON STOCK






                                                     ---------------

                                                       PROSPECTUS

                                                     ---------------





                                                -----------------, ------



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
-------  -------------------------------------------

         We will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commission and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee.

SEC Registration Fee                        $   675.39
Accounting Fees and expenses                $ 8,000.00
Legal Fees and expenses                     $15,000.00
Miscellaneous                               $   500.00
                                            ----------
                  TOTAL:                    $24,175.39


ITEM 15  INDEMNIFICATION OF DIRECTORS AND OFFICERS
-------  -----------------------------------------

         Under Florida law, our directors are protected against personal liability for monetary damages from breaches of their duty of care. As a result our directors will not be liable in an action by us or a stockholder for monetary damages alleging negligence or gross negligence in the performance of their duties. However, our directors and executive officers remain liable for monetary damages for willful misconduct, conscious disregard of the best interest of The Publishing Company of North America, Inc. and for transactions from which a director or officer derives an improper personal benefit. Directors also remain liable under another provision of the Florida laws which makes directors personally liable for unlawful distributions and expressly contains a negligence standard with respect to this liability. The liability of our directors and officers under federal or state securities laws is not affected by these provisions of Florida law. We also maintain a liability insurance policy to protect our directors and officers. While our directors have protection from awards of monetary damages from breaches of fiduciary duty, that does not eliminate the fiduciary duty equitable remedies including an injunction or recession based upon a breach of fiduciary duty are still available.

         Insofar as indemnification for liabilities arising out of the Securities Act may be permitted to directors, officers, or persons controlling us under the above provisions, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16  EXHIBITS
-------  --------

Exhibit No.                Exhibits
-----------                --------

4                          Financial Public Relations Service Agreement

4.1                        Agreement to Purchase Attorneys.com

4.2                        Form of Warrants (Attorneys.com Purchase)

4.3                        Form of Note (Attorneys.com Purchase)

5                          Opinion of Michael Harris, P.A.

23                         Consent of Ernst & Young LLP

23.1                       Consent of Michael Harris, P.A.(1)


 (1)     Contained in Opinion of Michael Harris, P.A.


ITEM 17  UNDERTAKINGS
-------  ------------

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933
              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide2 offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions (see Item 15 above), or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of the Securities Act of 1933 the registrant certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lake Helen, Florida, on December 10, 1999.


                                     THE PUBLISHING COMPANY OF
                                     NORTH AMERICA, INC.

                                     By:  /s/ Peter S. Balise
                                          -------------------------------------
                                          Peter S. Balise
                                          President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Name                                         Title                            Date
----                                         -----                            ----

/s/ Peter S. Balise            Chairman of the Board of Directors             December 10, 1999
----------------------
Peter S. Balise


/s/ James M. Koller                  Chief Financial Officer                  December 10, 1999
----------------------     (Principal Financial and Accounting Officer)
James M. Koller


/s/ Andrew J. Cahill                       Director                           December 10, 1999
----------------------
Andrew J. Cahill


                                           Director
----------------------
Russell A. Perkins


                                           Director
----------------------
Richard C. Silver


/s/ J. William Wrigley                     Director                           December 10, 1999
----------------------
J. William Wrigley


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    EXHIBITS

                                       TO

                                 AMENDMENT NO. 1

                                       TO

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                  The Publishing Company of North America, Inc.
                  ---------------------------------------------
             (Exact name of registrant as specified in its charter)



                                  EXHIBIT INDEX

Exhibit No.                Exhibits
-----------                --------

4                          Financial Public Relations Service Agreement

4.1                        Agreement to Purchase Attorneys.com

4.2                        Form of Warrants (Attorneys.com Purchase)

4.3                        Form of Note (Attorneys.com Purchase)

5                          Opinion of Michael Harris, P.A.

23                         Consent of Ernst & Young LLP

23.1                       Consent of Michael Harris, P.A. (1)

 (1)     Contained in Opinion of Michael Harris, P.A.